EXHIBIT 99.1

Shenandoah Telecommunications Company Reports First Quarter 2020 Results

EDINBURG, Va., April 30, 2020 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (Nasdaq: SHEN) announced first quarter 2020 financial and operating results.

First Quarter 2020 Highlights

  Generated $36.0 million in normalized free cash flow and $61.1 million in operating cash flow.
  Ended the quarter with $195.2 million of liquidity.
  Broadband revenues and Adjusted OIBDA increased 6.2%, and 4.3%, respectively.  Operating income was flat with prior year.
  Launched Glo Fiber into three new markets increasing homes passed to over 5,000.

"Although we do not operate in the densely populated urban markets most affected, the COVID-19 crisis began to affect our operating and financial results during the latter part of the first quarter of 2020," said President and CEO, Christopher E. French. “These effects were not material to our overall first quarter performance, but our postpaid gross additions decreased as a result of the temporary closure, beginning in the middle of March, of approximately 40% of our Sprint-branded retail stores and the stay-at-home directives in the states where we operate. We expect that the interruption of our wireless operating momentum will continue until the economies in the markets that we serve more fully re-open, but do not expect that the long-term growth prospects of our wireless business will be materially affected. Impacts from COVID-19 related closures to our broadband and tower segments have been minimal, and we have introduced a number of initiatives, including temporarily upgrading the broadband speeds of more than 27,000 customers to a minimum of 50Mbps, temporarily increasing broadband data allowances, and introducing lower cost pre-paid broadband plans, designed to benefit our customers during this difficult period. We continue to focus on protecting our employees while maintaining and enhancing our networks, and enabling our communities to further rely on our essential services during these difficult times.”

Shentel's first-quarter earnings conference call will be webcast at 8:00 a.m. ET on Thursday, April 30, 2020. The webcast and related materials will be available on Shentel’s Investor Relations website at https://investor.shentel.com.

Consolidated First Quarter 2020 Results

  Revenue in the first quarter of 2020 was $153.2 million compared with $158.8 million in the first quarter of 2019, due primarily to a decline of $8.5 million in the Wireless segment, partially offset by growth of $2.9 million and $0.7 million in the Broadband and Tower segments, respectively. The Wireless segment recognized $4.5 million in lower travel revenue in the first quarter of 2020 compared to the first quarter of 2019 due to the ongoing dispute with Sprint over resetting of the travel fee. We expect to settle this dispute in the second quarter of 2020 through binding arbitration.

  Adjusted OIBDA in the first quarter of 2020 decreased $3.5 million to $64.2 million compared with $67.7 million in 2019 due primarily to the $4.5 million travel revenue decline in the Wireless segment.

  Operating income decreased 7.0% to $23.1 million in 2020 from $24.8 million in 2019.

  Earnings per diluted share decreased 3.6% to $0.27 from $0.28 per diluted share in 2019.

Wireless

  Shentel served 847,771 wireless postpaid subscribers at March 31, 2020, representing an increase of 5.8% compared with March 31, 2019. First quarter 2020 postpaid gross adds were 51,991, as compared to 60,477 in the third quarter of 2019 and 50,847 in the first quarter of 2019. Net adds were 3,577 as compared to 11,698 in the third quarter 2019 and 5,776 in the first quarter 2019. Postpaid churn was 1.91%, consistent with the third quarter and first quarter 2019. The COVID-19 related retail store closures and local government mandated stay at home directives in second half of March adversely affected gross and net additions during the quarter diluting the sales momentum from the network and distributions expansions we completed in the summer of 2019. At March 31, 2020, phones represented 87.1% of the postpaid base.

  Shentel served 279,096 wireless prepaid subscribers at March 31, 2020, representing an increase of 4.4% compared with March 31, 2019. First quarter 2020 prepaid gross adds of 39,074 declined from 40,979 in the first quarter 2019. Net adds were 5,084, as compared to 8,516 in the same period a year ago. Prepaid phone churn was 4.13%, consistent with the first quarter 2019. Prepaid subscriber results were consistent with our expectations.

  Wireless revenue decreased approximately $8.5 million for the three months ended March 31, 2020 compared with the three months ended March 31, 2019. The decrease was primarily attributable to the aforementioned $4.5 million decline in travel revenue, $2.5 million in lower equipment revenue, $3.0 million in higher amortized customer contract costs, partially offset by a $1.7 million increase in postpaid and prepaid revenue from growth in subscribers.

  Wireless operating expenses in the first quarter of 2020 were $80.7 million compared to $88.4 million in the first quarter of 2019. The decrease was primarily attributable to a $4.6 million decrease in depreciation and amortization as certain assets acquired from nTelos became fully utilized, a $1.9 million decline in cost of goods sold resulting from reduced volume of equipment sales, $1.0 million in lower advertising costs driven by temporary closure of certain retail stores, a $0.8 million sales and use tax settlement gain, partially offset by higher cell site rent expense of $1.0 million related to our network expansion.

  Wireless Adjusted OIBDA in the first quarter of 2020 was $49.2 million, compared with $54.6 million for the first quarter of 2019.

  Wireless operating income in the first quarter of 2020 was $23.4 million, compared to $24.2 million for the first quarter of 2019.

Broadband

  Total Revenue Generating Units ("RGUs") as of March 31, 2020 were 193,654, representing an increase of 0.4% from March 31, 2019. Incumbent cable broadband penetration grew from 38.3% to 41.7% and broadband churn declined 5 basis points to 1.48%. Glo Fiber added over 3,600 homes passed and ended the quarter with approximately 5,350 homes passed and 8.5% broadband penetration.

  Broadband revenue in the first quarter of 2020 grew $2.9 million or 6.2% to $49.8 million compared with $46.9 million in the first quarter of 2019, primarily driven by a $2.5 million increase in Cable Residential and SMB revenue and $1.1 million increase in Fiber, enterprise and wholesale revenue partially offset by $0.5 million decline in RLEC revenues.

  Broadband operating expenses in the first quarter of 2020 were $39.8 million compared to $36.8 million in the first quarter of 2019. The increase was primarily due to $1.3 million of Glo Fiber start-up expenses, $0.9 million increase in depreciation and amortization expense due to the expansion of our network and $0.5 million increase in advertising expenses,

  Broadband Adjusted OIBDA in the first quarter of 2020 grew 4.3% to $20.9 million, compared with $20.0 million for the first quarter of 2019.

  Broadband Operating income in the first quarter of 2020 was $10.0 million, compared to $10.0 million in the first quarter of 2019.

Tower

  Total towers and tenants were 226 and 408 as of March 31, 2020 as compared to 211 and 368, respectively, as of March 31, 2019.

  Tower revenue in the first quarter of 2020 grew 23.0% to $3.7 million, compared with $3.0 million for the first quarter of 2019. This increase was due to a 10.9% increase in tenants and an 11.4% increase in the average lease rate.

  Tower operating expenses in both the first quarter of 2020 and 2019 were $1.9 million.

  Tower Adjusted OIBDA in the first quarter of 2020 grew 25.5% to $2.3 million, compared with $1.8 million for the first quarter of 2019.

  Tower operating income in the first quarter of 2020 was $1.8 million, compared to $1.1 million for the first quarter of 2019.

Other Information

  Capital expenditures were $32.3 million for the three months ended March 31, 2020 compared with $44.4 million in the comparable 2019 period. The $12.1 million decrease in capital expenditures was primarily due to a $17.0 million decline in Wireless as the Ntelos and Parkersburg network expansions were completed in the first half of 2019 partially offset by $5.0 million in higher spending in Broadband driven by our Glo Fiber market expansion.

  Outstanding debt at March 31, 2020 totaled $712.2 million, net of unamortized loan costs, compared to $720.1 million as of March 31, 2019. As of March 31, 2020, the Company had liquidity of approximately $195.2 million, including $75.0 million of revolving line of credit availability.

  On April 1, 2020, T-Mobile announced the completion of its business combination with Sprint and subsequently delivered to the Company a notice of Network Technology Conversion, Brand Conversion and Combination Conversion (a “Conversion Notice”) pursuant to the terms of the Company’s affiliate agreement with Sprint. As described in more detail in the Company’s 2019 Annual Report on Form 10-K, our Wireless segment has been an affiliate of Sprint since 1995. The affiliate agreement provides for a 90 day period following receipt of the Conversion Notice for the parties to negotiate mutually agreeable terms and conditions under which the Company would continue as an affiliate of T-Mobile. The affiliate agreement further provides that, if T-Mobile and the Company have not negotiated a mutually acceptable agreement within the 90 day period, then T-Mobile would have a period of 60 days thereafter to exercise an option to purchase the assets of our Wireless operations for 90% of the “Entire Business Value” (as defined under our affiliate agreement). If T-Mobile does not exercise its purchase option, the Company would then have a 60 day period to exercise an option to purchase the legacy T-Mobile network and subscribers in our service area. If the Company does not exercise its purchase option, T-Mobile must sell or decommission its legacy network and customers in our service area.

  We have been closely monitoring the latest developments around the outbreak of a new strain of coronavirus ("COVID-19") and its impact globally. As we focus on our community and do our part to stop COVID-19 from spreading we have taken the following actions to keep families and businesses safe and connected virtually:
  -- In our Broadband segment, we expanded our service offerings by temporarily increasing the minimum speed and data allowance of our broadband service to 50 Mbps and by 250 GB, respectively, each at no additional charge and introducing a new $25 per month prepaid internet service.
  -- In our Wireless segment, we have supported Sprint’s adoption of the Keep Americans Connected pledge while temporarily closing approximately 40% of the Sprint branded retail locations in our service area to comply with federal and state mandates.
  -- We have implemented alternative working arrangements where practicable to keep our employees safe and maintained our geographically redundant equipment, diverse fiber facilities and monitoring services to support maximum uptime of all our essential networks and services.

  While these actions did not have a material impact on our first quarter operating results nor do we expect them to impact our long-term growth prospects, we do expect them to temporarily dislocate our wireless operating momentum until the economies in the markets that we serve re-open.

Free cash flow, normalized free cash flow and Adjusted OIBDA are non-GAAP financial measures that are not determined in accordance with US generally accepted accounting principles. Reconciliations of these non-GAAP financial measures are provided in this press release after the consolidated financial statements.

Conference Call and Webcast

Teleconference Information:

Date: April 30, 2020
Time: 8:00 A.M. (ET)
Dial in number: 1-888-695-7639

Password: 6654869

Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately two hours after the call is complete, through May 29, 2020 by calling (855) 859-2056.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art wireless, cable and fiber optic networks to customers in the Mid-Atlantic United States. The Company’s services include: wireless voice and data; broadband internet, video, and digital voice; fiber optic Ethernet, wavelength and leasing; telephone voice and digital subscriber line; and tower colocation leasing. Shentel is the exclusive personal communications service (“PCS”) Affiliate of Sprint in a multi-state area covering large portions of central and western Virginia, south-central Pennsylvania, West Virginia, and portions of Maryland, Kentucky, and Ohio. For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations, is available in the Company’s filings with the SEC. Those factors may include natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as COVID-19, changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACTS:
Shenandoah Telecommunications Company
Jim Volk
Senior Vice President - Chief Financial Officer
540-984-5168
Jim.Volk@emp.shentel.com
Or
John Nesbett/Jennifer Belodeau
IMS Investor Relations
203-972-9200
jnesbett@institutionalms.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
	Three Months Ended March 31,
	2020	2019
Revenue:
Service revenue and other	$140,188	$143,231
Equipment revenue	13,000	15,612
Total revenue	153,188	158,843
Operating expenses:
Cost of services	49,565	49,518
Cost of goods sold	12,671	14,637
Selling, general and administrative	30,991	28,722
Depreciation and amortization	36,911	41,179
Total operating expenses	130,138	134,056
Operating income	23,050	24,787
Other income (expense):
Interest expense	(6,211)	(7,954)
Other	733	1,287
Income before income taxes	17,572	18,120
Income tax expense	4,292	4,210
Net income	$13,280	$13,910

Net income per share, basic and diluted:
Basic net income per share	$0.27	$0.28
Diluted net income per share	$0.27	$0.28
Weighted average shares outstanding, basic	49,888	49,775
Weighted average shares outstanding, diluted	50,036	50,115

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
	March 31,	December 31,
	2020	2019

Cash and cash equivalents	$120,232	$101,651
Other current assets	137,677	140,102
Total current assets	257,909	241,753

Investments	12,011	12,388
Property, plant and equipment, net	695,920	701,514
Intangible assets, net	299,458	314,147
Goodwill	149,070	149,070
Operating lease right-of-use assets	382,973	392,589
Deferred charges and other assets, net	53,436	53,352
Total assets	$1,850,777	$1,864,813

Total current liabilities	139,644	$147,336
Long-term debt, less current maturities	680,531	688,464
Other liabilities	549,952	556,585
Total shareholders’ equity	480,650	472,428
Total liabilities and shareholders’ equity	$1,850,777	$1,864,813

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net income	$13,280	$13,910
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	32,468	35,520
Amortization of intangible assets	4,868	5,659
Bad debt expense	205	367
Stock based compensation expense, net of amount capitalized	2,905	1,714
Deferred income taxes	2,135	(3,378)
Other adjustments	739	173
Changes in assets and liabilities	4,508	7,698
Net cash provided by operating activities	61,108	61,663

Cash flows from investing activities:
Capital expenditures	(32,299)	(44,420)
Cash disbursed for acquisitions	—	(10,000)
Proceeds from sale of assets and other	274	45
Net cash used in investing activities	(32,025)	(54,375)

Cash flows from financing activities:
Principal payments on long-term debt	(8,530)	(19,889)
Taxes paid for equity award issuances	(1,945)	(2,698)
Proceeds from exercise of stock options	(27)	72
Net cash used in financing activities	(10,502)	(22,515)
Net increase (decrease) in cash and cash equivalents	18,581	(15,227)
Cash and cash equivalents, beginning of period	101,651	85,086
Cash and cash equivalents, end of period	$120,232	$69,859

Non-GAAP Financial Measures
Adjusted OIBDA

Adjusted OIBDA represents Operating income before depreciation, amortization of intangible assets, stock-based compensation and certain other items of revenue, expense, gain or loss not reflective of our operating performance, which may or may not be recurring in nature.

Adjusted OIBDA is a non-GAAP financial measure that we use to evaluate our operating performance in comparison to our competitors. Management believes that analysts and investors use Adjusted OIBDA as a supplemental measure of operating performance to facilitate comparisons with other telecommunications companies. This measure isolates and evaluates operating performance by excluding the cost of financing (e.g., interest expense), as well as the non-cash depreciation and amortization of past capital investments, non-cash share-based compensation expense, and certain other items of revenue, expense, gain or loss not reflective of our operating performance, which may or may not be recurring in nature.

Adjusted OIBDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for operating income, net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

The following tables reconcile Adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure:

Three Months Ended March 31, 2020
(in thousands)	Wireless	Broadband	Tower	Corporate & Eliminations	Consolidated
Operating income	$23,444	$10,030	$1,795	$(12,219)	$23,050
Depreciation	21,010	10,717	470	271	32,468
Amortization of intangible assets	4,714	154	—	—	4,868
OIBDA	49,168	20,901	2,265	(11,948)	60,386
Share-based compensation expense	—	—	—	2,905	2,905
Non-recurring deal advisory fees	—	—	—	910	910
Adjusted OIBDA	$49,168	$20,901	$2,265	$(8,133)	$64,201

Three Months Ended March 31, 2019
(in thousands)	Wireless	Broadband	Tower	Corporate & Eliminations	Consolidated
Operating income	$24,213	$10,049	$1,124	$(10,599)	$24,787
Depreciation	24,752	9,950	680	138	35,520
Amortization of intangible assets	5,618	41	—	—	5,659
OIBDA	54,583	20,040	1,804	(10,461)	65,966
Share-based compensation expense	—	—	—	1,714	1,714
Adjusted OIBDA	$54,583	$20,040	$1,804	$(8,747)	$67,680

Segment Results

Three Months Ended March 31, 2020	Wireless	Broadband	Tower	Corporate & Eliminations	Consolidated
(in thousands)
External revenue
Postpaid	$74,928	$—	$—	—	$74,928
Prepaid	13,109	—	—	—	13,109
Tower lease	—	—	1,797	—	1,797
Cable, residential and SMB (1)	—	34,943	—	—	34,943
Fiber, enterprise and wholesale	—	5,488	—	—	5,488
Rural local exchange carrier	—	4,756	—	—	4,756
Travel, installation, and other	3,351	1,816	—	—	5,167
Service revenue and other	91,388	47,003	1,797	—	140,188
Equipment	12,750	250	—	—	13,000
Total external revenue	104,138	47,253	1,797	—	153,188
Revenue from other segments	—	2,533	1,933	(4,466)	—
Total revenue	104,138	49,786	3,730	(4,466)	153,188
Operating expenses
Cost of services	33,439	19,243	939	(4,056)	49,565
Cost of goods sold	12,528	143	—	—	12,671
Selling, general and administrative	9,428	9,499	526	11,538	30,991
Depreciation and amortization	25,299	10,871	470	271	36,911
Total operating expenses	80,694	39,756	1,935	7,753	130,138
Operating income (loss)	$23,444	$10,030	$1,795	$(12,219)	$23,050

_______________________________________________________
(1) SMB refers to Small and Medium Businesses.

Three Months Ended March 31, 2019	Wireless	Broadband	Tower	Corporate & Eliminations	Consolidated
(in thousands)
External revenue
Postpaid	$76,182	$—	$—	$—	$76,182
Prepaid	13,130	—	—	—	13,130
Tower lease	—	—	1,763	—	1,763
Cable, residential and SMB	—	32,426	—	—	32,426
Fiber, enterprise and wholesale	—	4,828	—	—	4,828
Rural local exchange carrier	—	5,238	—	—	5,238
Travel, installation, and other	8,018	1,646	—	—	9,664
Service revenue and other	97,330	44,138	1,763	—	143,231
Equipment	15,291	321	—	—	15,612
Total external revenue	112,621	44,459	1,763	—	158,843
Revenue from other segments	—	2,422	1,270	(3,692)	—
Total revenue	112,621	46,881	3,033	(3,692)	158,843
Operating expenses
Cost of services	32,532	19,061	946	(3,021)	49,518
Cost of goods sold	14,427	211	—	(1)	14,637
Selling, general and administrative	11,079	7,569	283	9,791	28,722
Depreciation and amortization	30,370	9,991	680	138	41,179
Total operating expenses	88,408	36,832	1,909	6,907	134,056
Operating income (loss)	$24,213	$10,049	$1,124	$(10,599)	$24,787

Supplemental Information

Wireless Operating Statistics

The following tables indicate selected operating statistics of Wireless, including Sprint subscribers, as of the dates shown:

	March 31, 2020	March 31, 2019
Postpaid:
Retail PCS total subscribers	847,771	800,952
Retail PCS phone subscribers	738,410	722,830
Retail PCS connected device subscribers	109,361	78,122
Gross PCS total subscriber additions	51,991	50,847
Gross PCS phone additions	36,734	37,786
Gross PCS connected device additions	15,257	13,061
Net PCS total subscriber additions	3,577	5,776
Net PCS phone additions (losses)	(2,311)	105
Net PCS connected device additions	5,888	5,671
PCS monthly retail total churn %	1.91%	1.89%
PCS monthly phone churn %	1.76%	1.74%
PCS monthly connected device churn %	2.97%	3.35%
Prepaid:
Retail PCS subscribers	279,096	267,220
Gross PCS subscriber additions	39,074	40,979
Net PCS subscriber additions	5,084	8,516
PCS monthly retail churn %	4.13%	4.14%

PCS market POPS (000) (1)	7,227	7,023
PCS covered POP (000) (1)	6,325	6,261
Macro base stations (cell sites)	1,966	1,874

_______________________________________________________
(1) "POPS" refers to the estimated population of a given geographic area.  Market POPS are those within a market area which we are authorized to serve under our Sprint PCS affiliate agreements, and Covered POPS are those covered by our network. The data source for POPS is U.S. census data.

Broadband Operating Statistics

	March 31, 2020	March 31, 2019
Broadband homes passed (1) (2)	212,129	206,113
Broadband customer relationships (3)	103,287	95,933

Video:
RGUs	53,067	59,202
Penetration (4)	25.0%	28.7%
Digital video penetration (5)	94.3%	85.7%
Broadband:
RGUs	86,667	78,867
Penetration (4)	40.9%	38.3%
Voice:
RGUs	31,836	30,737
Penetration (4)	16.3%	16.2%
Total Cable and Glo Fiber RGUs	171,570	168,806

RLEC homes passed	25,848	25,798
RLEC customer relationships (3)	10,111	11,101
RLEC RGUs:
Data RLEC	7,947	8,744
Penetration (4)	30.7%	33.9%
Voice RLEC	14,137	15,262
Penetration (4)	54.7%	59.2%
Total RLEC RGUs	22,084	24,006

Total RGUs	193,654	192,812

Fiber route miles	6,273	5,799
Total fiber miles (6)	334,802	303,511

_______________________________________________________

(1) Homes and businesses are considered passed (“homes passed”) if we can connect them to our distribution system without further extending the transmission lines. Homes passed is an estimate based upon the best available information. Homes passed have access to video, broadband and voice services.
(2) Includes approximately 16,600 RLEC homes passed where we are the dual incumbent telephone and cable provider.
(3) Customer relationships represent the number of billed customers who receive at least one of our services.
(4) Penetration is calculated by dividing the number of users by the number of homes passed or available homes, as appropriate.
(5) Digital video penetration is calculated by dividing the number of digital video users by total video users. Digital video users are video customers who receive any level of video service via digital transmission. A dwelling with one or more digital set-top boxes or digital adapters counts as one digital video user.
(6) Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Tower Operating Statistics

	March 31, 2020	March 31, 2019
Towers owned	226	211
Tenants (1)	408	368
Average tenants per tower	1.8	1.7

_______________________________________________________
(1) Includes 203 and 175 intercompany tenants for our Wireless segment as of March 31, 2020 and 2019, respectively.

Reconciliation of Non-GAAP Measures Normalized Free Cash Flow and Free Cash Flow

	Three Months Ended
	March 31,
(in thousands)	2020	2019
Net cash provided by operating activities	$61,108	$61,663
Less: Capital expenditures (1)	(25,104)	(44,420)
Normalized free cash flow	36,004	17,243
Glo Fiber and Fixed Wireless capital expenditures	(7,195)	—
Free cash flow	$28,809	$17,243

_______________________________________________________
(1) Excludes capital expenditures for the development of Glo Fiber and Fixed Wireless.

Free cash flow and normalized free cash flow are non-GAAP financial measures that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. Free cash flow is calculated by subtracting capital expenditures from net cash provided by operating activities. Normalized free cash flow is calculated by subtracting capital expenditures, excluding spending on the development of Glo Fiber and Fixed Wireless services, from net cash provided by operating activities. We believe they are more conservative measures of our cash flow since purchases of fixed assets are necessary for ongoing operations and expansion. Free cash flow and normalized free cash flow are utilized by our management, investors and analysts to evaluate cash available that may be used to pay scheduled principal payments on our debt obligations and provide further investment in the business.